FOR IMMEDIATE RELEASE

February 9, 2005

OLD POINT FINANCIAL CORPORATION QUARTERLY

DIVIDEND PAYMENT ANNOUNCED

Hampton, VA Old Point Financial Corporation (Nasdaq “OPOF”) has declared a quarterly dividend of $0.16 per share of common capital stock to be paid on March 29, 2005, to shareholders of record as of the close of business on February 28, 2005.

Old Point Financial Corporation , (Nasdaq Small Cap: "OPOF",) with $686 million in assets, is the parent company of The Old Point National Bank and Old Point Trust and Financial Services, N.A. The Old Point National Bank is an independent, locally managed community bank serving Hampton Roads with 16 branches. Old Point Trust and Financial Services, N.A. is a Hampton Roads wealth management services provider.

For more information contact: Lani Chisman Davis, Marketing Director, 757-728-1286